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 MIDLAND LOAN SERVICES

ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION

d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Timothy Steward, as Senior Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.       A review of the Servicer’s activities during the calendar year 2018 (the “Reporting Period”) and of its performance under the Agreement has been made under the undersigned officer’s supervision; and

2.       To the best of the undersigned officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period. except for the following material instance of noncompliance with Regulation AB servicing criteria 1122(d)(3)(i)(A), which is applicable to all transactions serviced on the Enterprise! Loan Management System (the “Platform”) during the year ended December 31, 2018, as follows:

“1122(d)(3)(i) – Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements.”

Dated: March 1, 2019

PNC Bank, National Association

d/b/a Midland Loan Services

/s/ Timothy Steward

Timothy Steward

Senior Vice President

Member of The PNC Financial Services Group

10851 Mastin Boulevard Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland

Schedule I

Bank of America Merrill Lynch Commercial Mortgage Inc.

Recipient Role	Deal Name	Series Number	Midland Role
Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc.	Series 2017-C34
Master and Special Servicer of the Great Valley Commerce Center under the UBS 2017-C3 PSA.
Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc.	BANK 2018-BNK15
Master and Special Servicer on the Plaza Frontenac loan under the MSC 2018-L1 PSA.